FOR IMMEDIATE RELEASE October 31, 2003

ARCHER DANIELS MIDLAND REPORTS FIRST QUARTER RESULTS

Decatur, IL - October 31, 2003 - Archer Daniels Midland (NYSE: ADM)

► First quarter earnings per share were $0.23 compared with $0.17 in last year's first quarter.

► First quarter operating profit increased to $297 million from $240 million last year.

  Oilseeds Processing results decreased as solid processing results in Asia and improvements in South American operations were offset by weaker European and North American results.
  Corn Processing results were comparable to last year's strong quarter.
  Wheat Processing results improved due to increased volumes and improved production yields.
  Agricultural Services results improved due to the strength of our global grain origination and marketing system.
  Other segment operations increased as Cocoa, Bioproducts, and private equity investment results improved.
► First Quarter Highlights (Amounts in thousands, except per share data and percentages)
	THREE MONTHS ENDED
	9/30/2003	9/30/2002	% CHANGE
Net sales and other operating income	$8,267,768	$6,943,895	19%
Operating profit	$296,575	$239,946	24%
Net earnings	$150,181	$108,075	39%
Earnings per share	$0.23	$0.17	35%
Average number of shares outstanding	645,132	648,066	-%

"Market conditions improved across many of our business segments this quarter. Operating profits demonstrated solid increases despite the challenges of dealing with last year's North American drought."

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

First Quarter Results

Net earnings for the first quarter ended September 30, 2003 were $150 million or $.23 per share compared with $108 million or $.17 per share last year.

Total Segment Operating profit increased $ 57 million to $ 297 million from $ 240 million last year. Oilseed Processing results decreased to $ 68 million from $ 76 million as improved results in the South American and Asian markets were more than offset by reduced crush margins in North America and Europe. Corn Processing results of $ 85 million were comparable to last year's strong quarter. Wheat Processing results improved to $ 26 million from $ 20 million last year as the improved current year crop conditions in the United States resulted in improved US operating conditions. Agricultural Services results improved $3 million to $ 43 million due to the balanced performance of our global grain origination and marketing system. The effect of last year's poor North American crop continued to negatively impact the North American origination and marketing system results. The Other segments increased to $ 75 million from $ 20 million last year due to improvements in the Cocoa and Bioproducts processing operations and improved earnings of our private equity fund investments.

Conference Call Information

Archer Daniels Midland will hold a conference call to discuss first quarter results at 10:00 a.m. Central Time on October 31, 2003. To listen by phone, dial 952-556-2803 or 877-679-9049, no access code is required. Digital replay of the call will be available for seven days beginning on Friday, October 31, 2003 approximately 2 hours after the call and ending on November 7, 2003 at 11:59 p.m. CST. To access this replay, dial 703-925-2474 or 888-211-2648 and enter access code: 188949. To listen to a live broadcast via the Internet, please access the CCBN Web site at http:www.ccbn.com or the ADM Web site at http:www.admworld.com. A replay will be available on ADM's Web site for approximately 7 days.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. The Company is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM is building a position in such value-added products as specialty food ingredients, bioproducts and nutraceuticals (such as Vitamin E and sterols). Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 270 processing plants and net sales for the fiscal year ended June 30, 2003 of $30.7 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

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Contacts: Brian Peterson Senior Vice President, Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586
(Financial Tables Follow)

October 31, 2003

ARCHER DANIELS MIDLAND COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
	Three months ended
	September 30
	________________________________________
	2003	2002
	________________	________________
	(in thousands, except per share amounts)

Net sales and other operating income	$8,267,768	$6,943,895
Cost of products sold	7,814,014	6,523,912
Gross profit	453,754	419,983
Selling, general and administrative expenses	231,796	216,145
Other expense - net	4,304	48,334
Earnings before income taxes	217,654	155,504
Income taxes	67,473	47,429
Net earnings	$150,181	$108,075
Basic and diluted earnings per common share	$0.23	$0.17
Average number of shares outstanding	645,132	648,066

Other expense - net consists of:
Interest expense	$83,044	$84,520
Investment income	(28,301)	(33,690)
Net (gain) loss on marketable securities transactions	(1,168)	(26)
Equity in (earnings) losses of unconsolidated affiliates	(43,294)	(1,304)
Other - net	(5,977)	(1,166)
	$4,304	$48,334

Operating profit by segment is as follows:
Oilseeds Processing	$67,830	$76,374
Corn Processing	84,556	83,939
Wheat Processing	25,814	19,885
Agricultural Services	42,849	40,113
Other	75,526	19,635
Total operating profit	296,575	239,946
Corporate	(78,921)	(84,442)
Earnings before income taxes	$217,654	$155,504

October 31, 2003

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION (unaudited)
	September 30, 2003	June 30, 2003
	(in thousands)

NET INVESTMENT IN
Working capital	$4,833,764	$4,584,756
Property, plant and equipment	5,343,025	5,468,716
Investments in and advances to affiliates	1,710,821	1,763,453
Long-term marketable securities	765,623	818,016
Other non current assets	771,656	710,837
	$13,424,889	$13,345,778

FINANCED BY
Short-term debt	$1,189,769	$1,279,483
Long-term debt, including current maturites	3,885,293	3,903,175
Deferred liabilities	1,132,798	1,093,923
Shareholders' equity	7,217,029	7,069,197
	$13,424,889	$13,345,778

SUMMARY OF CASH FLOWS
(unaudited)
	Three Months Ended
	September 30
	________________________________________
	2003	2002
	________________	________________
	(in thousands)
Operating activities
Net earnings	$150,181	$108,075
Depreciation and amortization	166,133	147,395
Other	44,026	53,103
Changes in working capital	(188,392)	(236,901)
Total Operating Activities	171,948	71,672
Investing Activities
Purchases of property, plant and equipment	(94,266)	(100,652)
Net assets of businesses acquired	(53,015)	(381,590)
Other investing activities	123,002	(27,826)
Total Investing Activities	(24,279)	(510,068)
Financing Activities
Long-term borrowings	2,646	150
Long-term debt payments	(15,441)	(16,478)
Net borrowings (payments) under lines of credit	(91,040)	672,386
Purchases of treasury stock	(3,969)	(54,181)
Cash dividends	(38,842)	(39,024)
Total Financing Activities	(146,646)	562,853
Increase in cash and cash equivalents	1,023	124,457
Cash and cash equivalents beginning of period	764,959	526,115
Cash and cash equivalents end of period	$765,982	$650,572